EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Boston Omaha Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Securities Offered by the Company
	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)	(2)		0
	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)	(2)		0
	Debt	Debt Securities	Rule 457(o)	(1)	(2)	(2)		0
	Other	Warrants	Rule 457(o)	(1)	(2)	(2)		0
	Total	n/a	Rule 457(o)	n/a	Unallocated (Universal) Shelf	$500,000,000.00	0.0000927	$46,350.00
Selling Stockholder Securities
	Equity–	Common Stock, par value $ 0.00001 per share–	Rule 457(c)	–		–
	Total	n/a	Rule 457(c)	8,297,039(3)	$23.31(3)	$193,403,979.09(3)	0.0000927	$17,928.55
	Total Offering Amount/Registration Fee					$693,403.979.09		$64,278.55
	Net Fee Due							$64,278.55

(1)

There are being registered hereunder such indeterminate number of shares of common stock, preferred stock, debt securities and warrants to purchase common stock, preferred stock and debt securities as shall have an aggregate initial offering price not to exceed $500,000,000. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock and debt securities as may be issued upon conversion of or exchange for preferred stock, that provide for conversion or exchange, upon exercise of warrants, or pursuant to the anti-dilution provisions of any such securities. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any shares of common stock, preferred stock, or principal amounts of debt securities so issued upon conversion or exchange. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock, preferred stock, debt securities, warrants, and units as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. The aggregate amount of the registrant’s common stock, preferred stock, debt securities and/or warrants registered hereunder that may be sold in “at the market” offerings for the account of the registrant is limited to that which is permissible under Rule 415(a)(4) under the Securities Act.

(3)	Determined in accordance with Rule 457(c) based on the high and low prices for the Company’s Class A common stock as reported on the New York Stock Exchange on April 22, 2022.

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